Exhibit 99.3

NEWS RELEASE
Cabot Oil & Gas Corporation
1200 Enclave Parkway, Houston, Texas 77077
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
September 29, 2006	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Completes Asset Sale and

Increases Capital Program

HOUSTON, September 29, 2006 - Cabot Oil & Gas Corporation (NYSE: COG) announced that it has completed its asset sale transaction covering its offshore and south Louisiana reserves. The proceeds from the sale will be used to fund operations, repurchase Cabot’s common stock, repay debt, and pay the associated tax bill.

“The culmination of this sale finalizes our portfolio repositioning that we have been discussing for the past year,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “The acceleration of the realization of cash flow from these properties reloads our balance sheet and affords us maximum flexibility for our future capital programs.

“In anticipation of this sale, Cabot has added approximately $60 million to its 2006 Capital Program to expedite replacing the production wedge resulting from the sale,” stated Dinges. “We expect our program to deliver substantial production and reserve growth off our new base over the next several years.” Dinges added, “We also repurchased 422,300 shares of our common stock on the recent market weakness at an average cost of $45.69 per share. This brings our remaining authorization to 397,650 shares.”

* * *

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests onshore Gulf Coast; the West, with the Rocky Mountains and

Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

Forward-Looking Statements

The statements regarding future production, financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.